Exhibit 99.1

NCR Voyix Board of Directors Appoints James G. Kelly as President and Chief Executive Officer

Board names lead independent director Kevin Reddy Non-Executive Chair

The Company reaffirms its revenue and adjusted EBITDA guidance for full year 2024

ATLANTA—(BUSINESS WIRE)—February 5, 2025—NCR Voyix Corporation (NYSE: VYX), a leading global provider of digital commerce solutions, said today that its Board of Directors has appointed Executive Chair James G. Kelly to the role of President and Chief Executive Officer, effective immediately. Mr. Kelly succeeds David Wilkinson, who is stepping down as President and CEO and a member of the Board of Directors. As part of the leadership change, lead independent director Kevin Reddy has been named the Company’s non-executive Chair.

“Jim is a proven customer-centric business leader with deep experience in technology and payments. He has been a valuable Board member and Chair since the spin-off of our ATM-related businesses in 2023 and drove the sale process of our digital banking business last year as executive Chair,” said Mr. Reddy. “He brings more than 25 years of executive leadership and has the right experience, judgment and urgency to steer NCR Voyix into its next phase of growth at this pivotal moment.”

Mr. Reddy continued, “The Board and I are very appreciative of David’s commitment to our mission and to his colleagues during his more than decade-long tenure at the company. NCR Voyix is the leading provider of point-of-sale software in the industry and David’s management has helped cement our position. We thank him for his service to the company and his dedication to our global team. David’s leadership and efforts have left NCR Voyix in a stronger position since the spin-off. We appreciate his efforts.”

Mr. Kelly has been a director since the Board was constituted in October 2023 following the spin-off of the ATM-related businesses. Before joining the Board, Mr. Kelly was Chief Executive Officer of EVO Payments, Inc. for 12 years until its acquisition by Global Payments, Inc. in March 2023. Prior to EVO, Mr. Kelly held several senior leadership roles at Global Payments, including President and Chief Operating Officer from 2006 to 2010 and Senior Executive Vice President and Chief Financial Officer from 2000 to 2005.

Mr. Kelly said, “I’m looking forward to working closely with our management team, our valued employees and our customers as we continue to drive increasing value to our customers and our shareholders. With the divestitures and restructuring efforts largely behind us, our focus shifts to the growth of our business as a product-led software and services company. I’ve greatly enjoyed learning from and working with David over the last year and also thank him for his contributions to the company’s success.”

Mr. Wilkinson said, “It has been a great joy to see the company grow and adapt to the many shifts in the point-of-sale market over the last 12 years. The company has an outstanding global team who has worked tirelessly over many years to meet the critical needs of our customers. I have been very fortunate to have led them though this critical phase of separating into two businesses. I believe the company is moving in the right direction to achieve its growth objective.”

Separately, the Company reaffirms its revenue and adjusted EBITDA guidance for full year 2024, previously announced on November 7, 2024, in connection with reporting the Company’s third quarter results. The Company plans to release its fourth quarter and full year 2024 financial results on February 27, 2025.

About NCR Voyix

NCR Voyix Corporation (NYSE: VYX) is a leading global provider of digital commerce solutions for the retail and restaurant industries. NCR Voyix transforms retail stores and restaurant systems through experiences with comprehensive, platform-led SaaS and services capabilities. NCR Voyix is headquartered in Atlanta, Georgia, with customers in more than 30 countries across the globe.

News Media Contact

media.relations@ncrvoyix.com

Investor Contact

Sarah Jane Schneider

sarahjane.schneider@ncrvoyix.com